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--------                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                               WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                  EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY      Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                      Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol      6.Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   BROWN, Ronald                                                                                X      Director           10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------   X    Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
   c/o New England Realty Assoc.                Number of Reporting        Month/Year                        below)       below
   Limited Partnership                          Person (Voluntary)
   39 Brighton Avenue                           ###-##-####                10/97              Director & Pres. of New Real Inc.,
                                                                                              GP of Issuer
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,       X   (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)       ---Form filed by More than One
   Allston,        MA               02134                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)   5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)           Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)          Beneficially     Form:       direct
                                                  (Instr. 8)                                 Owned at         Direct      Bene-
                                     (Month/                                                 End of           (D) or      ficial
                                      Day/     ------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price      (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
Class B Limited Ptn Units            9/11/97     S                34       D      97.50      8,254             D
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                                                                                                                        by New Real
General Partnership Units            9/11/97     S                 2       D      97.50        434             I       Inc. 1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (7-96)

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
                                                  at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

(1) Securities of reporting person are owned by New Real, Inc., the general partner of the Issuer. The reporting person is one of two stockholders of New Real, Inc.




                                                                                  /s/ Ronald Brown                       10/10/97
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-96)
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